UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
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                                  CENVEO, INC.
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


                               THE SEYBOLD REPORT

                                                    Vol 5, No. 10 o Aug 17, 2005


THE LATEST WORD

CENVEO'S NEW CEO SPEAKS OUT

James Malone has been busy. Since taking over as CEO and president at Cenveo a few weeks ago, Malone has spent most of his time discussing the strategic direction of the company with lawyers and investment bankers. Despite his busy schedule, Malone made time to discuss with THE SEYBOLD REPORT his perspective on Cenveo thus far and to share his hopes for the company's future.

THE LATEST WORD
--------------------------------------------------------------------------------
CENVEO'S NEW CEO SPEAKS OUT

BY MOLLY JOSS


James Malone has been busy. Since taking over as CEO and president at Cenveo this summer, Malone has spent most of his time at the commercial printer's headquarters in Englewood, Colo., and in New York discussing the strategic direction of the company with lawyers and investment bankers.
     On Aug. 12, Cenveo released a letter signed by James Malone in which he urged shareholders to support the current slate of directors and managers. Malone asked the shareholders to reject the attempts of a group of shareholders (Burton Capital Management) to take over the company. "We are moving in the right direction and are aggressively implementing cost-cutting and other value-enhancing initiatives," Malone said.
     Malone said in the letter that the company has formulated a plan to cut costs that will be in place by the beginning of 2006. He said this plan, when fully implemented, will cut $55 million a year in costs. He also mentioned the company's recent efforts to streamline the management structure of the company, as well as additional, smaller measures to cut costs, such as moving the headquarters to smaller, less expensive office space within a few months. The net result, he said, should be an improved earnings figure. "As a result of these initiatives, Cenveo expects to enter 2006 with an annual EBITDA (earnings before tax, depreciation and amortization) run rate of $190 million, a substantial upward adjustment," he said.
     Representatives from the dissident stockholders group were not immediately available for comment.
     Despite his busy schedule, Malone made time to discuss with THE SEYBOLD REPORT his perspective on Cenveo thus far and to share his hopes for the company's future.
     Although Malone has visited just six or so of Cenveo's many operations (the company has 84 production facilities and five fulfillment and distribution centers in North America), he has been developing an understanding of the company internally and externally. Malone said that while he sees great potential for Cenveo, he hasn't yet assembled a definitive plan or put a dollar figure to any of the alternatives that the company could avail itself of, such as selling all or a portion of the company.
     Malone did say that Cenveo is capable of being a leader -- "if not THE leader" -- in a number of markets. He said he sees potential for strong growth if the company can change its day-to-day attitude. He said he wants to redirect the company from its recent focus on operations to serving customers and solving their problems.
     To that end, Cenveo on Aug. 11 announced two key promotions designed to sharpen the company's focus on customers and operational efficiencies. Keith Larson, former executive vice president, was promoted to president of strategic sales and Rob Young, former executive vice president, was promoted to president of commercial envelope. With the addition of current company presidents Gordon Griffiths, president of commercial print; Allen Conway, president of the resale segment; and Gilles Cyr, president of Supremex in Canada, the organization will give Cenveo's presidents and CEO Jim Malone a direct line of sight into the company's business operations and their results, Cenveo said. In addition, the company's senior executives will be closer to field operations and Cenveo's customers.

INDUSTRY EXPERIENCE NOT NECESSARY
Malone rejected a statement from Burton Capital Management, which has designs on taking over the company, that Cenveo

                                                                 THE LATEST WORD
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should not have chosen Malone because he lacks a printing industry background.
Malone, who has a track record as a turnaround CEO, said that being an outsider isn't a disadvantage. As founding and managing partner of Qorval LLC, a financial and business restructuring firm based in Naples, Fla., Malone became CEO of several companies, including Mail Contractors of America Inc., Avborne Inc. and Brown Jordan International. He also led the restructuring team at InaCom Corp., a $5 billion public company with more than 10,000 employees. And he was CEO at Anchor Glass Container Corp., a glass container manufacturer; Grimes Aerospace, a global provider of integrated avionics, engines, systems and service solutions for the airlines industry; and Purolator Products Co., a $450 million manufacturer of automotive and aerospace filtration systems. "Most of the time I'm not from the industry," Malone said.
     Malone also pointed out that less than 15% of Cenveo's business relates to commercial printing, adding that what is needed is "someone who understands employees' knowledge and enthusiasm, providing a focus and direction, discipline and purpose."
     Given that his previous tenures ranged from six months to nine years, how long does Malone expect to stay at Cenveo? "This is not a short-term arrangement," said Malone, who has asked the board for a minimum contract of three years, due to the types of changes required at Cenveo and because the industry is in a state of flux and change.
     So far, he said, he thinks that Cenveo is fundamentally sound. "There are no liquidity problems and the company has a good debt structure," said Malone. How much is the downturn in the industry responsible for Cenveo's profitability woes? "A company has to have a strategy that reflects the industry it is in," said Malone, adding that he would like to see Cenveo outgrow the industry and become an industry leader.
     Malone's immediate plans are to "get through September 14," which is the date of the special shareholders meeting requested by Burton. Pending the outcome of that meeting, Malone said he'd like to position Cenveo for revenue growth, but didn't specify how he would do that. In the longer term, Malone said he plans to develop a strategy for success that might include acquisitions. Malone said that improving how the company does business will "drive shareholder value," increase market share and stimulate external growth.
     The company's shareholders no doubt share his hopes for a successful turnaround. On Aug. 1, Cenveo announced a net loss of $10.6 million for its second quarter and $33.2 million for the six months ($0.22 per share and $0.69 per share, respectively). Sales for the quarter were $422 million and $871 million for the six months ended June 30, 2005. Last year's net loss for the corresponding quarter was $2.1 million, or $0.04 per share, on $409 million of sales, and for the six months ended June 30, 2004, the net loss was $18.6 million, or $0.39 per share, on $833 million of sales. Cenveo's net loss for the six months ended June 30, 2005, included restructuring, impairment and other charges of $13 million, and losses on sales of non-strategic businesses of $1.3 million. Cenveo's stock (NYSE: CVO) closed at $8.45 a share on Aug. 15.

BURTON FILES ITS PROXY
In its proxy statement with the Securities and Exchange Commission, Burton Capital Management said that the shareholders who have requested the September meeting believe that Cenveo's strategy for growth by capturing market share -- a strategy Chairwoman Susan Rheney had mentioned in the past and which Malone echoed in his interview -- will not work.
     "We believe that a strategy based on growing market share in the printing industry requires Cenveo to be the low-cost producer in the industry. We believe that Cenveo's current bloated cost structure, combined with the company's history of poor operating performance, make this strategy inherently flawed," the proxy said.
     The group also sent a letter to Cenveo on July 18 indicating its disappointment that the board had not approved the requested board election. Burton's letter claimed that Cenveo broke Colorado law by not providing the group with enough information to reach all the shareholders. Malone has since written the group a letter that briefly discussed the ramifications of a change in company's leadership but did not address the majority of its complaints.
     On July 28, the group responded with a letter signed by Burton Capital Management CEO Robert Burton in which he claimed that he and his group could boost the stock price to $12 a share. Burton backed up his claim by saying that he is willing to invest an additional $2 million in Cenveo stock if his group's bid to run the company is approved on Sept. 14. TSR

IMPORTANT INFORMATION

On August 5, 2005, Cenveo, Inc. filed with the Securities and Exchange Commission a definitive proxy statement on Schedule 14A in connection with a special meeting of its shareholders. CENVEO'S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ CAREFULLY THE DEFINITIVE PROXY STATEMENT, BECAUSE IT CONTAINS IMPORTANT INFORMATION.

Free copies of the definitive proxy statement are available at the SEC's web site at www.sec.gov, at the Cenveo's web site at www.cenveo.com, or by directing requests to Cenveo's proxy solicitor, Innisfree M&A Incorporated, toll free at 1-888 750-5834.